Exhibit 10.1
PENFORD CORPORATION
2006 LONG-TERM INCENTIVE PLAN
STOCK OPTION GRANT NOTICE
     Penford Corporation (the “Company”) pursuant to its 2006 Long-Term Incentive Plan (the “Plan”) as of the Grant Date below grants to Participant an option to purchase the number of shares of the Company’s common stock (“Shares”) set forth below. This nonqualified stock option is subject to all the terms and conditions set forth in this Stock Option Grant Notice (this “Grant Notice”) and in the Stock Option Agreement, form of Notice of Exercise, and the Plan. The Stock Option Agreement and form of Notice of Exercise are attached hereto. Copies of the Plan are available upon request.

Participant:

Grant Date:

Vesting Commencement Date:

Number of Shares Subject to Option:

Exercise Price (per Share):

Expiration Date:
(subject to earlier termination in accordance with the terms of the Plan and the Stock Option Agreement)
Vesting and Exercisability Schedule:
Additional Terms/Acknowledgement: The undersigned Participant acknowledges receipt of, and understands and agrees to, this Grant Notice, the Stock Option Agreement, and Notice of Exercise, and understands that a copy of the Plan is available upon request. Participant further acknowledges that as of the Grant Date, this Grant Notice, the Stock Option Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the Option and supersede all prior oral and written agreements on the subject.

PENFORD CORPORATION	PARTICIPANT

By:

Its:

Signature
Attachments:
1. Stock Option Agreement
2. Notice of Exercise

ATTACHMENT 1
PENFORD CORPORATION
2006 LONG-TERM INCENTIVE PLAN
STOCK OPTION AGREEMENT
     Pursuant to your Stock Option Grant Notice (the “Grant Notice”) and this Stock Option Agreement, Penford Corporation (the “Company”) has granted you an option (the “Option”) under its 2006 Long-Term Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock (the “Shares”) indicated in your Grant Notice at the exercise price indicated in your Grant Notice. Capitalized terms not explicitly defined in this Stock Option Agreement but defined in the Plan shall have the same definitions as in the Plan.
     The details of the Option are as follows:
     1. Vesting and Exercisability. Subject to the limitations contained herein, the Option will vest as provided in your Grant Notice, provided that vesting will cease upon the cessation of your Continuous Status as a Participant.
     2. Number of Shares and Exercise Price. The number of Shares subject to your Option and your exercise price per share referenced in your Grant Notice may be adjusted from time to time for changes in the Company’s capital structure at the Board’s sole discretion, as provided in the Plan.
     3. Method of Exercise. You may exercise the vested portion of your Option during its term by delivering a Notice of Exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other Person (as defined in Section 7(b) below) as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.
     4. Whole Shares. You may exercise your Option only for whole Shares.
     5. Method of Payment. Payment of the exercise price is due in full upon exercise of all or any part of your Option. You may elect to make payment of the exercise price in cash or by check, or in any other manner acceptable to the Company, which may include one or more of the following:
          (a) Payment pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Shares, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds (sometimes referred to as a “cashless exercise”). This payment method would be in the Company’s sole discretion at the time your Option is exercised and would be on condition that, at the time of exercise, the Shares are publicly traded and quoted regularly in The Wall Street Journal.
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          (b) Payment by delivery of Shares owned by you that you have held for the period required to avoid a charge to the Company’s reported earnings (generally six months) or that you did not acquire directly or indirectly from the Company, that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. This payment method would be on condition that, at the time of exercise, the Shares are publicly traded and quoted regularly in The Wall Street Journal. “Delivery” for these purposes shall include delivery to the Company of your attestation of ownership of such Shares in a form approved by the Company. Notwithstanding the foregoing, you may not exercise your Option by tender to the Company of Shares to the extent such tender would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.
     6. Treatment Upon Termination of Continuous Status as a Participant. The term of your Option commences on the Grant Date and expires upon the earliest of the following:
          (a) three (3) months after the date of termination of your Continuous Status as a Participant;
          (b) immediately upon termination of your Continuous Status as a Participant for Cause;
          (c) twelve (12) months after the date on which you ceased performing services as a result of your Disability;
          (d) twelve (12) months after the date of your death; and
          (e) the Option expiration date (as referenced in your Grant Notice).
     It is your responsibility to be aware of the date the Option terminates.
     7. Effect of Change in Control. Notwithstanding any other provision in the Plan to the contrary, the following provisions shall apply unless otherwise prohibited under applicable laws, or by the rules and regulations of any applicable governmental agencies or national securities exchanges or quotation systems. This Option shall be Accelerated (as defined in Section 7(b) below) immediately prior to a Change in Control described in Section 7(c).
          (a) “Accelerated” shall mean that the Option shall become fully vested and immediately exercisable, and shall remain exercisable throughout its entire term.
          (b) “Change in Control” shall mean any of the following events:
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          (i) The Company is merged, consolidated, or reorganized (“Reorganization”) with another entity and as a result of which less than 50% of the outstanding voting interests or securities of the surviving or resulting entity immediately after the Reorganization are owned in the aggregate by the former shareholders of the Company, as the same shall have existed immediately prior to such Reorganization, in substantially the same proportions as their ownership before such Reorganization;
          (ii) The Company sells all or “Substantially All” of its assets to another entity that is not a wholly-owned subsidiary or affiliate of the Company, provided that a sale shall constitute Substantially All of the Company’s assets only if the fair market value of the consideration received for such assets exceeds 50% of the fair market value of the Company’s average total market capitalization during the twenty (20) trading days ending twenty (20) trading days prior to the first public announcement of such sale; provided further that the fair market value of the consideration received and the total market capitalization of the Company shall be as reasonably determined by the Board in good faith and that both the Company’s stock and any publicly traded consideration received in a sale shall be valued using the closing price for such security (y) for the period referenced above in the case of the Company’s stock and (z) the average closing prices for the first twenty (20) trading days after the closing of any sale or other transaction in which any publicly traded consideration is received;
          (iii) Any person, within the meaning of Sections 3(a)(9), 13(d), or 14(d) (as in effect on the date hereof) of the Exchange Act (“Person”), other than any employee benefit plan then maintained by the Company, acquires more than 40% of the outstanding voting securities of the Company (whether, directly, indirectly, beneficially or of record). For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) (as in effect on the date hereof) pursuant to the Exchange Act; or
          (iv) During any twenty-four (24) month period individuals who constitute the Board at the beginning of such period cease for any reason to constitute at least a majority thereof, unless the election, or nomination for election by the Company’s shareholders, of each new director was approved by the vote of at least two-thirds of the directors then still in office who were directors of the Company at the beginning of such period; provided that no individual shall be considered so approved if such individual initially assumed office as a result of or in connection with an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.
     8. Golden Parachute Taxes. Subject to the terms of an applicable change in control agreement executed by you and the Company, in the event that any amounts paid or deemed paid to you pursuant to this Stock Option Agreement are deemed to constitute “excess parachute payments” as defined in Section 280G of the Code (taking into account any other payments made to you under the Plan and any other compensation paid or deemed paid to you), or if you are deemed to receive an “excess parachute payment” by reason of the acceleration of vesting of your Option granted under the Plan due to a Change in Control, the
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amount of such payments or deemed payments shall be reduced (or, alternatively, the number of options that become 100% vested shall be reduced), so that no such payments or deemed payments shall constitute excess parachute payments. The determination of whether a payment or deemed payment constitutes an excess parachute payment shall be in the sole discretion of the Board.
     9. Securities Law Compliance and Other Restrictions. Notwithstanding any other provision of this Agreement, you may not exercise your Option unless the Shares issuable upon exercise are registered under the Securities Act of 1933, as amended (“Securities Act”) or, if such Shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of the Option must also comply with other applicable laws and regulations governing the Option, and you may not exercise the Option if the Company determines that such exercise would not be in material compliance with such laws and regulations.
     10. Limited Transferability. Your Option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.
     11. Withholding Taxes.
          (a) At the time you exercise your Option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “cashless exercise” to the extent permitted by the Company), any sums required to satisfy federal, state, local or foreign withholding tax obligations of the Company that may arise in connection with such exercise.
          (b) Upon your request and subject to approval by the Company and compliance with any applicable conditions or restrictions of law, the Company may withhold from fully vested Shares otherwise issuable to you upon the exercise of your Option a number of whole Shares having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law.
          (c) You may not exercise your Option unless the tax withholding obligations of the Company are satisfied. Accordingly, you may not be able to exercise your Option when desired even though your Option is vested.
     12. Option Not an Employment or Service Contract. Your Option is not an employment or service contract and nothing in your Option will be deemed to constitute an employment or service contract or confer or be deemed to confer any right for you to continue in the employ or service of, or to continue any other relationship with, the Company or any Subsidiary or limit in any way the right of the Company or any Subsidiary to terminate your employment, service or other relationship at any time, with or without Cause.
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     13. Governing Plan Document. Your Option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Option, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your Option and those of the Plan, the provisions of the Plan shall control.
     14. Employee Data Privacy. By entering this Agreement, you (a) authorize the Company and any agent of the Company administering the Plan or providing Plan recordkeeping services, to disclose to the Company or any of its affiliates any information and data the Company requests in order to facilitate the grant of the Option and the administration of the Plan; (b) waive any data privacy rights you may have with respect to such information; and (c) authorize the Company and its agents to store and transmit such information in electronic form.
     15. Binding Effect. This Agreement will inure to the benefit of the successors and assigns of the Employer and be binding upon you and your heirs, executors, administrators, successors and assigns.
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ATTACHMENT 2
PENFORD CORPORATION
Notice of Exercise of
Stock Option
TO: Penford Corporation (the “Company”)
The undersigned hereby exercises Stock Option dated                        granted by the Company pursuant to its 2006 Long-Term Equity Incentive Plan and related Stock Option Agreement, to purchase                                          Shares of common stock of the Company (the “Option Shares”) at a price of $                                         per Share, for a total purchase price of $                                         .
Payment method (Choose one or a combination of the following methods). See Section 5 of your Stock Option Agreement and notify the Company’s Secretary, or to such other person as the Company may designate, if you wish to pay by other than cash or check since these alternatives may be subject to special conditions or not available under certain circumstances.
☐ cash or check

☐ By Regulation T Program (“cashless exercise”)

☐ Delivery of already-owned shares
Details:
By this exercise, the undersigned agrees to provide for the payment by the undersigned to the Company (in the manner designated by the Company) of applicable tax withholding obligation, if any, relating to the exercise of the foregoing Stock Option.

DATE	SIGNATURE

PRINT NAME
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